Exhibit 5.2

[Deloitte & Touche LLP Letterhead]

January 6, 2004

To: The Ontario Securities Commission

Dear Sirs/Mesdames:

RE: FALCONBRIDGE LIMITED (the "Company")

We refer to the short form base shelf prospectus of the Company dated January 6, 2004 relating to the sale and issue of up to U.S. $600,000,000 of Debt Securities.

We consent to the use, through incorporation by reference in the above-mentioned short form base shelf prospectus, of our report dated January 31, 2003 to the shareholders of the Company on the following financial statements:

  •
  Consolidated statements of financial position as at December 31, 2002 and 2001;

  •
  Consolidated statements of earnings, shareholders' equity and cash flows for the years ended December 31, 2002 and 2001.

We report that we have read the short form base shelf prospectus, and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audit of such financial statements.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly,

/s/  DELOITTE & TOUCHE LLP
Chartered Accountants